GLOBAL TECHNOLOGIES GROUP, INC. GRANTS EXCLUSIVE SUBLICENSE TO ANASAZI CAPITAL CORP.

 SARASOTA, FLORIDA September 14, 2009 Global Technologies Group, Inc., (OTC PK: GTGP), has granted an exclusive sublicense for Brownfields and redevelopment properties which utilize the patented MBS technology to ANASAZI CAPITAL CORP. (ACP), for one million two hundred fifty thousand dollars ($1,250,000) The sublicense was executed by Global and ACP September 12, 2009. The full terms of the sublicense granted have not been disclosed.

The exclusive sublicense is for the country of Mexico. The license enables ACP the use of the MBS technology for Brownfield and redevelopment sites. MBS (Molecular Bonding System) renders metal-contaminated soil inert and has passed the United States EPA Multiple Extraction Procedure (MEP) 1,000 year test, showing that the technology permanently stops heavy metals, such as lead, arsenic and cadmium, from leaching into the environment, including rivers, marshes and streams. This system is especially suited for on-site remediation, eliminating the traditionally more expensive transportation of contaminated soils to off-site locations. MBS has been applied to major projects both in the U.S. and abroad, including the Ocean State Steel property in East Providence, Rhode Island which received the  “Brownfield’s Project of the Year” Award from the Environmental Business Council of New England and the Syndial site in Ravenna, Italy.

According to Joel Edelson, President of ACP, “We are genuinely excited about the licensing transaction with Global and their exceptional group of professionals and support team provided by them. This acquisition will enable our professionals to market exclusively to third parties, including cities, towns, states and the federal government of Mexico. We hope to assist in the redevelopment of properties under their jurisdiction with the proven MBS technology for heavy metal remediation.”

“We believe that the background and credentials of ACP president Joel Edelson is a prime factor for this license agreement. He has completed many licensing transactions both as licensor and licensee as Vice President Technology Licensing for UTEK Corporation, an international technology transfer and intellectual property licensing firm” said James Fallacaro, President of Global. “The agreement also meets our business plan of not only acquiring exclusive licenses for Globals use but also the sub licensing of the licenses to other companies in portions of the geographic regions which are covered under our exclusive licenses.

The MBS technology is a product of U.S patents developed, filed and issued to Solucorp Industries, US Patent numbers 5,898,093 and 5,877,393. Global has an exclusive license from Solucorp for North, Central, South America, Canada and Russia for Brownfield and Redevelopment properties which was purchased by and  issued to Global on October 20, 2008.

Contact: Global Technologies Group, Inc
JIMF@GLBTECH.COM
WWW.GLBTECH.COM
Ph: 941-685-1616
Fx: 941-847-0909

The foregoing discussion contains forward-looking statements, which are based on current expectations. Actual results, including the outcome of demonstration results, timing and amount of revenues recognized, contracts awarded and performed and net income may differ due to such factors as: delays in payment on contracts due to dealings with governmental and foreign entities; fluctuations in operating costs associated with changes in project specifications; economic and other conditions affecting the ability of prospective clients to finance projects; and other risks generally affecting the financing of projects. Investors are cautioned to perform a proper due diligence and consult-licensed professionals prior to making an investment decision.

About Global Technologies Group, Inc:

Global Technologies Group, Inc. is a company that is in the business of acquiring exclusive licenses on proven new technologies in the environmental and green industries. The criteria for the licensing of the technologies are they must be proven, in use and have an underlying valid patent. The business plan of Global is to utilize the licenses for its’ own use and to also sublicense the technologies it acquires to companies in geographic regions covered under the original license grant.

Global Technologies Group, Inc.  1304 North Lakeshore Dr. Sarasota, Fl 34231
941-685-1616   FAX 941-847-0909 WWW.GLBTECH.COM